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                                  PURCHASE AGREEMENT

     The Munder Framlington Funds Trust (the "Trust"), a Massachusetts business trust, on behalf of the Munder Framlington Global Financial Services Fund (the "New Portfolio"), and Funds Distributor, Inc. ("Funds Distributor"), a Massachusetts corporation, hereby agree as follows:

     1. The Trust hereby offers Funds Distributor and Funds Distributor hereby purchases at least one share of each of the Class A, Class B, Class C, Class Y and Class K Shares of the New Portfolio of the Trust at $10.00 per share (hereafter "Shares"). Funds Distributor hereby acknowledges receipt of a purchase confirmation reflecting the purchase of Shares of the Class A, Class B, Class C, Class Y and Class K Shares of the New Portfolio, and the Trust hereby acknowledges receipt from Funds Distributor of funds in the amount of $50.00 in full payment for the Shares.

     2. Funds Distributor represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _______________ day of _____________, 1998.


Attest:

                                        THE MUNDER FRAMLINGTON FUNDS TRUST

                                        By:
----------------------------               -------------------------------
          (SEAL)


Attest:

                                        FUNDS DISTRIBUTOR, INC.

                                        By:
----------------------------               -------------------------------
 (SEAL)